Exhibit 10.1

ANALOGIC CORPORATION
2007 STOCK OPTION PLAN

I. Purpose.

The purpose of the 2007 Analogic Stock Option Plan (“Plan”) is to further the growth and development of Analogic Corporation (“Company”) by enhancing the Company’s ability to attract, motivate and retain certain key Employees and Consultants of the Company and its subsidiary corporations. The Plan permits the grant of Stock Options, both Incentive Stock Options (“ISOs”) and Non-Qualified Stock Options (“NQSOs”). The Plan has been adopted and approved by the Company’s Board of Directors (“Board”) and will become effective upon approval by the Company’s stockholders. Unless terminated sooner, the Plan will terminate at the close of business on the day before the tenth anniversary of the date the Plan was approved by the Company’s stockholders. Upon termination of the Plan, outstanding Stock Options under the Plan will remain outstanding, but no additional Awards may be issued under the Plan.

II. Administration.

The Plan shall be administered by the Compensation Committee (“Committee”) appointed by the Board except as specified within the Plan. The Committee shall have the authority, except as specified to the contrary within the Plan, to determine eligibility and participation, grant Awards, amend the Plan, determine the terms and provisions of the respective Award Agreements, which need not be the same in all cases, interpret the respective Award Agreements and the Plan, and make all other determinations which, in the Committee’s judgment, are necessary or desirable in the administration of the Plan. Any determinations made by the Committee shall be final and binding. In the case of any Awards intended to qualify under the performance-based compensation exemption under Section 162(m) of the Code, the Committee shall exercise its discretion consistent with qualifying the Award as such. Notwithstanding anything in the Plan to the contrary, no Award outstanding under the Plan may be repriced, regranted through cancellation or otherwise amended to reduce the Exercise Price applicable thereto (other than with respect to adjustments made in connection with a transaction or other change in the Company’s capitalization) without the approval of the Company’s stockholders.

III. Eligibility.

All Employees and Consultants are eligible to receive Stock Options under the Plan. Eligibility to receive ISOs is limited to Employees of the Company or a subsidiary corporation as defined in Section 424 of the Code.

IV. Stock Subject to the Plan.

(a) Aggregate Limits. Subject to the provisions of Section VI(a), the maximum number of shares of Common Stock, par value of $.05 per share (“Shares”), which may be issued to Participants under the Plan shall be 250,000 and the maximum number of Shares that may be issued upon exercise of ISOs under the plan is 250,000. Except as specified herein, any Shares subject to an Award which expires or terminates unexercised will again become available for grant under the Plan. Shares tendered or withheld to satisfy the Exercise Price or tax obligations associated with a Stock Option will not become available for further grant under the Plan. In addition, Shares purchased on the open market using proceeds from Stock Option exercises will not become available for further grant under the Plan.

(b) Other Limits. The maximum number of Shares subject to Stock Options that may be granted to any one Participant in any calendar year under the plan is 150,000 Shares. This limit is intended to comply with Section 162(m) of the Code or any successor provision. Notwithstanding anything to the contrary within the Plan, the foregoing limitations shall be subject to appropriate adjustment under Section VI(a) to the extent that such adjustment will not affect the status of any Stock Option intended to qualify as performance-based compensation under Section 162(m) of the Code.

(c) Substitute Awards. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Committee may grant Stock Options in substitution for any stock options granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as the Committee deems appropriate in the circumstances, notwithstanding any limitations on Stock Options contained in the Plan. To the extent permitted by the requirements of Section 422 of the Code, the NASDAQ Stock Market (“NASDAQ”) or the applicable stock exchange or other legal requirements, any Shares that are issued pursuant to exercise of Stock Options either assumed or converted due to an acquisition will not impact the number of Stock Options available for grant under the Plan.

V. Grant, Terms and Conditions Applicable to Stock Option Awards.

(a) Grant and Documentation. The Committee may grant Stock Options to purchase Shares of Common Stock. Each Stock Option granted under the Plan shall be identified in an Award Agreement as either an ISO pursuant to Section 422 of the Code or a NQSO. Any Stock Option designated as an ISO will qualify only to the extent it does not exceed the $100,000 limitation of Section 422(d) of the Code. The Award Agreement shall also specify a number of Shares underlying the Stock Option, the Exercise Price of the Stock Option, the period during which the Stock Option may be exercised and all other terms and, to the extent they are not inconsistent with the provisions of the Plan, any other conditions of the Stock Option the Committee deems necessary or advisable to further the purpose of the Plan or to comply with tax, regulatory and/or accounting principles or requirements.

(b) Option Price. The Exercise Price, which is the amount payable to the Company by the recipient upon exercise of a Stock Option, shall be determined by the Committee. The Exercise Price per Share shall be not less than 100% of the Fair Market Value of Common Stock on the date the Stock Option is granted. The Fair Market Value shall be determined by the mean of the high and low sales prices on the date of grant (or the most recent trading day if the date of grant is not a trading day), provided, however, that the Exercise Price of any ISO granted to a Ten Percent Shareholder shall not be less than 110% of the Fair Market Value of the Shares of Common Stock on the date of grant of the Stock Option.

(c) Vesting and Exercisability. The Committee may determine the time or times at which each Stock Option awarded under the plan will vest or become exercisable, subject to the limitations provided herein:

(i) Maximum Term. No Stock Option may be granted with a term in excess of 10 years, or, in the case of an ISO granted to a Ten Percent Shareholder, five years.
(ii) Minimum Vesting. No Stock Option grant, or portion of a Stock Option grant, that vests based on the Continued Service of a Participant will vest earlier than one year from the date the Stock Option was awarded, except as provided under Section V(d) or Section VI(c) of the Plan.

Unless otherwise provided in an Award Agreement, Stock Options shall vest, subject to a Participant’s Continued Service and other provisions herein, according to the following schedule: 25% of a given Stock Option Award will vest on the second anniversary of the date of grant, with another 25% vesting each subsequent anniversary of the date of grant until the entire grant is vested (at the end of five years). The Committee may, in its discretion, structure the vesting of a Stock Option award upon defined performance criteria and related Company, division, subsidiary or individual goals and objectives.

(d) Effect of Termination of Employment. Except as otherwise determined by the Committee and provided in an Award Agreement:

(i) in the event a Participant’s employment with the Company shall terminate for any reason other than death, Disability, Discharge For Cause, Retirement or Voluntary Resignation (non-retirement), Stock Options that are exercisable as of the date of termination will remain exercisable for 90 days from the date of termination, but under no circumstances will Stock Options be exercisable beyond the expiration of the Stock Option’s term and Stock Options that are not exercisable on the date of termination shall be terminated at that time;

(ii) in the case of the death of a Participant, Stock Options held by the Participant at the time of death will accelerate, become fully exercisable and remain exercisable by the Participant’s legal representatives or heirs until the earlier of one year from the date of death or the expiration of each Stock Option’s term;

(iii) if a Participant’s employment terminates due to Disability, Stock Options held by the Participant at the time of such termination will accelerate, become fully exercisable and remain exercisable by the Participant (or such Participant’s legal representatives) until the earlier of one year from the date of termination or the expiration of each Stock Option’s term;

(iv) if a Participant is Discharged For Cause, all outstanding Stock Options held by the Participant (whether vested or unvested) will be terminated as of the commencement of business on the date of termination;

(v) in the event that a Participant’s employment terminates due to Retirement, Stock Options that have been outstanding for less than one year as of the date of Retirement will be forfeited, and Stock Options that have been outstanding for more than one year as of the date of Retirement will continue to vest for up to one year from the date of Retirement and will remain exercisable for up to one year from the date of Retirement, or until the expiration of their term, if sooner, and Stock Options that are vested as of the date of Retirement will also remain exercisable for up to one year from Retirement or until the expiration of their term, if sooner; and

(vi) if a Participant’s employment terminates due to Voluntary Resignation (non-retirement), all currently outstanding Stock Options, both vested and unvested, will be forfeited as of the date of Voluntary Resignation.

(e) Taxes. The Committee shall establish requirements as it deems appropriate in order to ensure that no Shares shall be delivered under the Plan to any Participant or their representatives, until such person(s) have made arrangements acceptable to the Committee for the payment of any Federal, State, Local, Employment or other applicable taxes required by law. The Company may deduct any such tax obligations from any payment of any kind due to the Participant. As determined appropriate by the Committee, minimum tax obligations may be satisfied in whole or in part by the delivery of Shares, including Shares retained from the exercise or other event creating the tax obligation. Any Shares withheld for this reason shall be valued at their Fair Market Value on the date on which the amount of tax to be withheld is determined.

(f) Transferability. Each Stock Option by its terms shall not be transferable otherwise than by will or the laws of descent and distribution, and shall be exercisable, during a Participant’s lifetime (unless Disabled within the meaning of the Plan), only by the Participant.

(g) Exercise of Stock Options. Stock Options awarded under the Plan may be exercised by delivering notice, as specified in the applicable Award Agreement, along with full payment of the Exercise Price for all Stock Options being exercised. Payment of the Exercise Price for one or more Stock Option(s) may be satisfied (i) in U.S. dollars (cash or check) or (ii) in one or more of the following ways (to the extent permitted by the Committee): through the delivery of an appropriate number of Shares of Common Stock that have been held by the Participant for at least six months, or through a cashless exercise program in conjunction with a securities brokerage firm. No Shares shall be distributed to any Participant prior to the full payment of the Exercise Price to the Company.

(h) Acceleration. The Committee may at any time provide that any Stock Option shall become immediately exercisable in full or in part, or free of some or all restrictions or conditions.

VI. Effect of Certain Transactions.

(a) Change in Capitalization. In the event of a stock split, reverse stock split, stock dividend, combination, reclassification or similar change in the capital structure of the Company, the Committee shall make appropriate adjustments to: the number of Shares of stock issuable upon exercise of outstanding Stock Options, the Exercise Price relating to any outstanding Stock Option, the maximum number of Shares available for issuance under the Plan, and the maximum number of Shares subject to Stock Options which may be awarded to any Participant during any tax year of the Company or as ISOs in order to prevent either the dilution or enlargement of the rights of Participants; provided that, any adjustments to ISOs shall be made in accordance with Section 424 of the Code. Without limiting the generality of the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the Exercise Price of and the number of Shares subject to each Stock Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises a Stock Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the Shares of Common Stock acquired upon such Stock Option exercise, notwithstanding the fact that such Shares were not outstanding as of the close of business on the record date for such stock dividend.

(b) Liquidation. The Committee shall notify Participants no less than twenty (20) days in advance of any proposed dissolution or liquidation of the Company. Unless specified otherwise in an individual’s employment contract or Award Agreement, all unexercised Stock Options shall terminate immediately prior to consummation of such dissolution or liquidation.

(c) Change-in-Control. Unless otherwise specified in an individual Award Agreement or otherwise, in the event of a Change-in-Control, each outstanding Stock Option under the Plan shall, immediately prior to such Change-in-Control, accelerate and become fully exercisable, subject to all other terms of the Stock Option or as specified in the Award Agreement and expire no sooner than the earlier of three months from the date of such Change-in-Control or the expiration of its term.

VII. Other Provisions Related To Stock Options.

(a) Limitation of Rights. Neither eligibility under, nor participation in, the Plan shall be construed as giving any person the right to continued employment or any rights as a stockholder except as to Shares that are actually issued under the Plan. Furthermore, no person shall have any claim to receive a Stock Option grant under the Plan. The Committee’s grant of Stock Options to a Participant at any time shall not require the Committee to grant any other Stock Option Awards to such Participant or other persons at any time.

(b) Conditions to Effectiveness of the Plan. The Plan was adopted by the Board of Directors on June 5, 2006 and amended on December 7, 2006 and will become effective upon approval by the Company’s stockholders. No Stock Option may be granted under the Plan after the day prior to the tenth anniversary of the date the Plan was approved by the Company’s stockholders. No Stock Option shall be granted or exercised if the grant of the Stock Option, or the exercise and the issuance of Shares pursuant thereto, would be contrary to law or the regulations of any duly constituted authority having jurisdiction. Furthermore, if any term or provision of the Plan shall be deemed invalid, unlawful or unenforceable, that term or provision in question shall be revised in order to be valid, lawful and enforceable, but will not affect any other provision of the Plan.

(c) Alteration, Termination, Discontinuance, Suspension or Amendment. The Board may amend, suspend or terminate the Plan or any portion thereof at any time provided that:

(i) to the extent required by Section 162(m), no Stock Option granted to a Participant that is intended to comply with Section 162(m) after the date of such amendment shall become exercisable, realizable or vested, as applicable to such Stock Option, unless and until such amendment shall have been approved by the Company’s stockholders if required by Section 162(m) (including the vote required under Section 162(m));

(ii) no amendment that would require stockholder approval under the rules of NASDAQ may be made effective unless and until such amendment shall have been approved by the Company’s stockholders; and

(iii) if NASDAQ amends its corporate governance rules so that such rules no longer require stockholder approval of material amendments to equity compensation plans, then, from and after the effective date of such amendment to the NASDAQ rules, no amendment to the Plan:

(A) materially increasing the number of shares authorized under the Plan (other than pursuant to Section VI),
(B) expanding the types of Stock Options that may be granted under the Plan, or
(C) materially expanding the class of participants eligible to participate in the Plan shall be effective unless stockholder approval is obtained.

In addition, if at any time the approval of the Company’s stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to ISOs, the Board may not effect such modification or amendment without such approval. No Stock Option shall be granted that is conditioned upon stockholder approval of any amendment to the Plan.

(d) International Stock Option Considerations. Stock Options may be awarded under the Plan to eligible persons in international locations. Although the Committee may not take any actions that would violate applicable laws, the Committee reserves the right to take necessary actions in order to comply with local regulations and requirements, including without limitation:

(i) the right to establish separate sub-plans or programs to provide for the grant of Stock Options to eligible persons in international jurisdictions,

(ii) the right to tailor such sub-plans in a manner that, as the Committee determines necessary and advisable, to comply with local laws and regulations or to maximize the efficiency of the plan in light of local tax or accounting considerations, and

(iii) the right to take any action required, either before or after the grant of a Stock Option, to comply with any applicable local government regulatory exemptions or approvals.

(e) Conditions to Exercise of Options. The Committee shall not be obligated to deliver any Shares upon the exercise of Stock Options to the extent that such delivery or distribution would not comply with all applicable laws (including, the requirements of the Securities Act of 1933). In addition the Committee may require that the Participant:

(i) shall have represented, warranted and agreed, in form and substance satisfactory to the Company, both that the Participant is acquiring the Stock Option and, at the time of exercising the Stock Option, that the Participant is acquiring the Shares for their own account, for investment or not with a view to or in connection with any distribution,

(ii) shall have agreed to any restrictions on transfer, in a manner satisfactory to the Committee, and

(iii) shall have agreed to an endorsement which makes appropriate reference to such representations, warranties, agreements and restrictions both on the Stock Option and on the certificate representing the Shares.

(f) Compliance With Code Section 409A of the Code. No Stock Option shall provide for deferral of compensation that does not comply with Section 409A of the Code, unless the Committee, at the time of grant, specifically provides that the Stock Option is not intended to comply with Section 409A of the Code. The Company shall have no liability to a Participant, or any other party, if a Stock Option that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee.

(g) Governing Law. The provisions of the Plan and all Stock Options made hereunder shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.

VIII. Definitions. As used within the plan, the following definitions apply to the terms indicated below:

•	“Award” – Refers to any Stock Option, either Incentive Stock Option or Non-Qualified Stock Option, granted pursuant to the terms of the Plan.

•	“Award Agreement” – Refers to either a written agreement between the Company and a Participant or a written notice from the Company to a Participant evidencing an Award and its terms.

• • •	“Board” – Refers to the Board of Directors of the Company.
“Code” – Refers to the Internal Revenue Code of 1986, as amended.
“Common Stock” or “Shares” – Refers to shares of Common Stock of the Company.

•	“Change-in-Control” – For purposes of the Plan, a Change-in-Control will be deemed to have occurred upon (A) any merger or consolidation in which (i) the Company is a constituent party or (ii) a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation (except, in the case of both clauses (i) and (ii) above, any such merger or consolidation involving the Company or a subsidiary in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold immediately following such merger or consolidation at least 51% by voting power of the capital stock of (x) the surviving or resulting corporation or (y) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, of the parent corporation of such surviving or resulting corporation) or (B) the issuance, sale or transfer, in a single transaction or series of related transactions, of capital stock representing at least 51% of the voting power of the outstanding capital stock of the Company immediately following such transaction or (C) the sale of all or substantially all of the assets of the Company.

•	“Committee” – The Compensation Committee of the Board of Directors.

•	“Company” – Means Analogic Corporation and, except where the context otherwise requires, shall include any subsidiary corporations within the meaning of Section 424 of the Code.

• •	“Consultant” – Refers to a consultant of the Company. “Continued Service” – Refers to uninterrupted employment with the Company.

•	“Disability” – Applies if a Participant is entitled to receive benefits under a company sponsored disability program. If no program is in effect for that Participant, Disability will apply if the Participant has become totally and permanently disabled as specified under Section 22(e)(3) of the Code.

•	“Discharge For Cause” – Refers to termination of an Employee’s service in a manner either consistent with the definition of “Cause” as outlined in a written agreement between the Participant and the Company, or the intentional dishonest, illegal or insubordinate conduct which is materially injurious to Analogic or a subsidiary, or the breach of any provision of any employment, nondisclosure, non-competition or similar agreement. The Committee, in its sole discretion, shall determine whether circumstances warrant a Discharge For Cause.

•	“Employee” – Refers to any individual employed by the Company.

•	“Exercise Price” – Refers to the amount payable to the Company by the recipient upon exercise of a Stock Option

•	“Fair Market Value” – Refers to the mean of the high and low sales prices on a given date.

•	“Incentive Stock Option” or “ISO” – A Stock Option granted to an Employee that meets the requirements of Section 422 of the Code.

•	“NASDAQ” – Refers to the NASDAQ Stock Market.

•	“Non-Qualified Stock Option” or “NQSO” – Any Stock Option granted under the plan that is not an Incentive Stock Option.

• •	“Participant” – Refers to a person who is granted a Stock Option under the Plan. “Plan” – The Analogic 2007 Stock Option Plan, as amended from time to time.

•	“Retirement” – Applies if any Employee of the Company leaves the employment of the Company on or after age 55 with 10 or more years of service or on or after age 65. Does not apply in situations pursuant to any Discharge For Cause or pursuant to any termination for unsatisfactory performance, as determined by the Company

•	“Section 162(m)” – Refers to Section 162(m) of the Code.

•	“Stock Option” – The option to acquire shares of Common Stock upon payment of the Exercise Price.

•	“Ten Percent Shareholder” - A person who owns (as defined under Section 424(d) of the Code) as of at the time a Stock Option is granted, stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company.

•	“Vesting Date” – Refers to the date established by the Committee on which an Award shall vest or the date upon which Performance Goals applicable to an Award are achieved.

•	“Voluntary Resignation (non-retirement)” – Refers to non-retirement eligible participants leaving the Company on their own volition.